Exhibit 99.1

Press Release

Media Contact:

Nancy Welsh

319.295.2123

nkwelsh@rockwellcollins.com

Investor Contact:

David Brehm

319.295.7575

investorrelations@rockwellcollins.com

Rockwell Collins Reports Earnings Per Share of $1.28 for Fiscal Year 2002; Generates Record Free Cash Flow of $397 million

CEDAR RAPIDS, Iowa (October 30, 2002) - Rockwell Collins, Inc. (NYSE: COL) today reported net income for the fiscal year ended September 30, 2002 of $236 million, or $1.28 per share. This compares favorably to last year’s pro forma net income of $149 million or 80 cents per share. Sales for the fiscal year 2002 were $2.5 billion versus $2.8 billion last year. Free cash flow for fiscal year 2002 was $397 million, or 168% of net income, representing an improvement of over $300 million from the prior year.

Clay Jones, chairman, president and chief executive officer of Rockwell Collins said, “We met or exceeded our sales, EPS and free cash flow guidance that was provided at the beginning of the year despite a very challenging commercial environment. I am especially proud of the employee focus within the Company to reduce accounts receivable and inventory levels, which has led to the largest amount of free cash flow ever generated by the Company.”

Net income for the fourth quarter of fiscal 2002 was $70 million, or 38 cents per share, compared with a pro forma net loss of $44 million, or a loss of 24 cents per share for the same period last year. Sales for the fourth quarter of fiscal 2002 were $698 million versus $816 million for the fourth quarter of fiscal 2001.

Following is a discussion of fourth quarter sales and operating margins for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics and in-flight entertainment products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, reported sales of $363 million in the fourth quarter of fiscal 2002, a decline of $143 million or 28% from last year. This decline resulted primarily from lower sales of commercial avionics and in-flight entertainment products to the air transport marketplace along with lower business jet avionics sales. Commercial Systems’ operating margin for the fourth quarter of fiscal 2002 decreased to 12.1%, compared with 17.2% for the same period in 2001, as a result of lower commercial avionics sales, a less favorable sales mix and higher warranty costs related to in-flight entertainment products.

Government Systems

Government Systems, which provides aviation electronics and communications products and services to the United States government, foreign militaries and manufacturers of military aircraft, reported sales of $335 million in the fourth quarter of fiscal 2002, an increase of $25 million or 8% from last year. Higher sales for the UK Bowman communications program, integrated application solutions related to several C-130 and helicopter programs, and data link products accounted for the increase.  Government Systems’ operating margin for the fourth quarter of fiscal 2002 increased to 18.2% compared with 16.8% in 2001 as a result of an improved mix of products sold and higher engineering productivity.

Corporate and Other

In the fourth quarter of fiscal 2002, the favorable resolution of a legal matter related to an acquisition, offset by reserves recorded for other legal matters, increased net income $5 million or 3 cents per share. In the fourth quarter of fiscal year 2001 restructuring and asset impairment charges reduced net income $130 million or 71 cents per share.

Share repurchases in the fourth quarter of fiscal 2002 were 2.7 million shares at a cost of $60 million.

Business Highlights

-                    Sikorsky Aircraft selected Rockwell Collins to provide displays for the U.S. Army’s fleet of 1,200 Black Hawk UH-60M aircraft. The Company anticipates that more than $225 million in sales will be received when the contracts are fully executed over the 20 year life of the program.

-                    We were selected by the GPS Joint Program Office to develop and deliver a limited quantity of Defense Advanced GPS Receivers (DAGR). The DAGR will become the standard for GPS position and navigation and will be used primarily by the U.S. Army. The Company will compete for the full rate production contract in fiscal 2003.

-                    Rockwell Collins was awarded a $55 million low rate initial production contract to provide fifty Flight 2 integrated avionics systems as part of the U.S. Air Force C/KC-135 Global Air Traffic Management Program. Delivery of the avionics will begin in December 2002.

-                    A joint venture agreement between the Company and China Eastern Airlines has been signed to provide full repair and maintenance services for commercial air transport avionics and in-flight entertainment equipment throughout China.

-                    Rockwell Collins’ Pro Line 21 integrated avionics system has been selected for the new Gulfstream 150 and the Cessna Citation CJ3 business jet aircraft.

-                    The Company entered into a five-year agreement with Southwest Airlines to provide avionics repairs for all Rockwell Collins equipment on their fleet of Boeing 737 Classics.

-                    In August 2002, the Company completed the acquisition of Airshow, Inc. which provides an integrated suite of cabin electronics systems including cabin environmental controls, passenger information and entertainment, business support, network capabilities and passenger flight information.

Fiscal 2003 Outlook

For fiscal year 2003, the Company anticipates revenues of approximately $2.6 billion with earnings per share between $1.33 and $1.38. Free cash flow generation is expected to be approximately $225 to $275 million for fiscal year 2003. Operating margins for fiscal year 2003 are estimated to be approximately 14% to 15% for Commercial Systems and approximately 16% to 17% for Government Systems.  The fiscal year 2003 revenues and earnings per share estimates are based on the following assumptions:

-                    Commercial Systems is expecting to experience a revenue decline of approximately 2%.

-                    The Company expects Boeing and Airbus new aircraft production to be approximately 550 in the aggregate. Aftermarket revenues in the Company’s air transport avionics product line are anticipated to increase approximately 10% due to strengthening service and support activity. Continued weakness in the in-flight entertainment (IFE) market will result in an estimated 25% decline in IFE revenues in fiscal year 2003. Revenues from the air transport market for both avionics and IFE equipment for fiscal year 2003 will be approximately 29% of total Company revenues.

-                    Rockwell Collins anticipates a 10% increase in revenues from the business and regional jet original equipment manufacturers market, as higher regional jet build rates and revenues from the recent Airshow acquisition more than offset the anticipated decline in business jet build rates. Aftermarket revenues are also expected to increase approximately 10% as a result of the Airshow acquisition and higher service and support activity. Revenues from the business and regional jet market for fiscal year 2003 will be approximately 22% of total Company revenues.

-                    Government Systems is expecting a 13% increase in revenue and will represent approximately 49% of total Company revenues for fiscal year 2003. The Company anticipates significant growth in its integrated application sales from the KC-135 aircraft retrofit program and several C-130 and helicopter programs. Sales growth is also anticipated in communications, navigation and displays from several next generation aircraft programs such as the Joint Strike Fighter, F-22 and F-18 along with growing demand for precision guided munitions and data links.

“We remain committed to our research and development efforts that support our customer requirements and will position Rockwell Collins for future growth,” said Clay Jones. Total research and development which includes both Company funded and customer funded will represent approximately 21% of total sales for fiscal year 2003.

Conference Call and Webcast

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct an earnings conference call at 9:15 a.m. Eastern time on October 30, 2002. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through November 29, 2002.

Rockwell Collins is a world leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains statements (including certain projections and business trends) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to the consequence of past and future terrorist attacks; political turmoil in the Middle East; the timing related to restoring consumer confidence in air travel; the health of the global economy as well as the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the Company competes; demand for and market acceptance of new and existing products; potential cancellation or delay of orders by commercial customers; customer bankruptcy; labor work stoppages; market performance of our pension assets; medical plan expenses; recruitment and retention of qualified personnel; our ability to successfully execute to our internal performance plans; favorable outcomes of certain customer procurements; changes to government policies and regulations; new aircraft build rates; product reliability and cost of repairs; factors that result in significant disruption to air travel or reduction to airline profitability; customers willingness to outsource avionics maintenance and service; successful execution of our acquisition strategic and integration plans; our ability to handle production rate increases and decreases; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof.

ROCKWELL COLLINS, INC.

SALES AND EARNINGS INFORMATION

THREE MONTHS ENDED SEPTEMBER 30,

(in millions, except per share amounts)

	Reported		Pro Forma
	2002	2001	2001(1)
Sales
Commercial Systems	$363	$506	$506
Government Systems	335	310	310
Total sales(2)	$698	$816	$816

Segment operating earnings
Commercial Systems	$44	$83	$87
Government Systems	61	51	52
Total segment operating earnings(2)	105	134	139

Interest expense	(2)	(3)	(3)
Earnings from corporate-level equity affiliates	1	—	—
Restructuring and asset impairment charges	—	(183)	(183)
General corporate, net	(4)	(9)	(9)
Income (loss) before income taxes	100	(61)	(56)

Income tax provision	(30)	13	12
Net income (loss)	$70	$(48)	$(44)

Diluted earnings (loss) per share	$0.38	$(0.26)	$(0.24)
Average diluted shares outstanding	183.1	183.6	183.6

(1)          Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”.  Under these new accounting standards, goodwill and certain intangible assets are no longer amortized. Pro Forma earnings information for the three months ended September 30, 2001 include adjustments necessary to present the results of the Company as if SFAS 141 and SFAS 142 had been adopted on October 1, 2000.

(2)          Effective October 1, 2001 and in connection with the adoption of SFAS 141 and SFAS 142, the Company changed its definition of segment operating earnings to include purchase accounting related depreciation of property and amortization of intangibles. In addition, the Company changed the composition of the Commercial Systems segment to include Kaiser Electroprecision, which was previously classified as part of Government Systems.  Prior period amounts have been reclassified to conform to the current year presentation.

ROCKWELL COLLINS, INC.

SALES AND EARNINGS INFORMATION

YEARS ENDED SEPTEMBER 30,

(in millions, except per share amounts)

	Reported		Pro Forma
	2002	2001	2001(1)(2)
Sales
Commercial Systems	$1,377	$1,752	$1,752
Government Systems	1,115	1,068	1,068
Total sales(3)	$2,492	$2,820	$2,820

Segment operating earnings
Commercial Systems	$174	$275	$291
Government Systems	193	165	170
Total segment operating earnings(3)	367	440	461

Interest expense	(6)	(3)	(17)
Earnings from corporate-level equity affiliates	2	1	1
Restructuring and asset impairment charges	4	(183)	(183)
General corporate, net	(26)	(31)	(26)
Income before income taxes	341	224	236

Income tax provision	(105)	(85)	(87)
Net income	$236	$139	$149

Diluted earnings per share	$1.28	N/A	$0.80
Average diluted shares outstanding(4)	184.1	N/A	185.5

(1)          Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. Under these new accounting standards, goodwill and certain intangible assets are no longer amortized. Pro Forma earnings information for the year ended September 30, 2001 includes adjustments necessary to present the results of the Company as if SFAS 141 and SFAS 142 had been adopted on October 1, 2000.

(2)          Pro Forma net income adjustments necessary to present the Company’s results of operations as if the spin-off of the Company from Rockwell International on June 29, 2001 had occurred on October 1, 2000. These adjustments include interest expense on $300 million of commercial paper borrowings used to fund the pre-distribution payment to Rockwell International, and income and costs for retirement benefit assets and liabilities unrelated to the Rockwell Collins business which were assumed in connection with the spin-off.

(3)          Effective October 1, 2001 and in connection with the adoption of SFAS 141 and SFAS 142, the Company changed its definition of segment operating earnings to include purchase accounting related depreciation of property and amortization of intangibles. In addition, the Company changed the composition of the Commercial Systems segment to include Kaiser Electroprecision, which was previously classified as part of Government Systems.  Prior period amounts have been reclassified to conform to the current year presentation.

(4)          Average diluted shares outstanding for the year ended September 30, 2002 are based upon actual Rockwell Collins common shares and common share equivalents outstanding. Pro Forma average diluted shares outstanding for the year ended September 30, 2001 are based on three months of actual Rockwell Collins common shares and common share equivalents outstanding, and nine months of Rockwell International’s common shares and common share equivalents outstanding, adjusted for the distribution ratio of one share of Rockwell Collins common stock for every one share of Rockwell International common stock.

ROCKWELL COLLINS, INC.

RECONCILIATION OF NET INCOME

(in millions, except per share amounts)

	Three Months Ended September 30			Years Ended September 30
	2002	2001	Pro Forma 2001	2002	2001	Pro Forma 2001
Net Income (Loss) Reconciliation:
Net income before special items	$65	$82	$86	$227	$269	$279
Net gain from legal matters, net of taxes	5	—	—	7	—	—
Restructuring and asset impairment charges, net of taxes	—	(130)	(130)	2	(130)	(130)
Net income (loss)	$70	$(48)	$(44)	$236	$139	$149

Diluted Earnings (Loss) per Share:
Earnings per share before special items	$0.35	$0.45	$0.47	$1.23		$1.50
Net gain from legal matters	0.03	—	—	0.04		—
Restructuring and asset impairment charges	—	(0.71)	(0.71)	0.01		(0.70)
Diluted earnings (loss) per share	$0.38	$(0.26)	$(0.24)	$1.28	N/A	$0.80

Average diluted shares outstanding	183.1	183.6	183.6	184.1	N/A	185.5

ROCKWELL COLLINS, INC.

COMPOSITION OF SALES

 (in millions)

	Three Months Ended September 30		Twelve Months Ended September 30
	2002	2001	2002	2001

Commercial avionics and other	$263	$356	$1,036	$1,330
In-flight entertainment	100	150	341	422
Defense electronics	335	310	1,115	1,068
Total sales	$698	$816	$2,492	$2,820

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(in millions)

	September 30, 2002	September 30, 2001(1)
Assets
Cash	$49	$60
Receivables	524	637
Inventories	653	727
Current deferred income taxes	191	189
Other current assets	21	24
Total current assets	1,438	1,637

Property	411	439
Intangible assets	124	101
Goodwill	332	184
Other assets	255	276
Total assets	$2,560	$2,637

Liabilities and shareowners’ equity
Short-term debt	$132	$202
Accounts payable	204	227
Compensation and benefits	219	231
Income taxes payable	20	15
Product warranty costs	141	146
Other current liabilities	327	323
Total current liabilities	1,043	1,144

Retirement benefits	495	341
Other liabilities	35	42

Shareowners’ equity(2)	987	1,110
Total liabilities and shareowners’ equity	$2,560	$2,637

(1)          Certain 2001 amounts have been reclassified to conform to 2002 presentation.

(2)          Shareowners’ equity includes a $240 million reduction resulting from the recognition of a minimum pension liability in connection with our pension plans.

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

 YEARS ENDED SEPTEMBER 30,

(in millions)

	2002	2001(1)
Operating activities:
Net income	$236	$139
Adjustments to arrive at cash provided by operating activities:
Depreciation and amortization	105	138
Asset impairment charges	—	149
Receivables	122	(104)
Inventories	78	(49)
Accounts payable	(32)	19
Compensation and benefits	(3)	9
Other	(53)	(108)
Cash provided by operating activities	453	193

Investing activities:
Property additions	(62)	(110)
Acquisitions of businesses, net of cash acquired	(193)	(292)
Investment in equity affiliates	(5)	(3)
Proceeds from the disposition of businesses	15	—
Proceeds from the disposition of property	6	—
Cash used for investing activities	(239)	(405)

Financing activities:
Net (decrease) increase in short-term borrowings	(70)	202
Purchase of treasury stock	(102)	—
Cash dividends	(66)	(17)
Proceeds from the exercise of stock options	17	—
Pre-Distribution payment to Rockwell International	—	(300)
Net transfers from Rockwell International	—	366
Cash (used for) provided by financing activities	(221)	251

Effect of exchange rate changes on cash	(4)	1

Change in cash	(11)	40
Cash at beginning of period	60	20
Cash at end of period	$49	$60

Free cash flow:
Cash provided by operating activities	$453	$193
Property additions	(62)	(110)
Proceeds from the disposition of property	6	—
Free cash flow	$397	$83

(1) Certain 2001 amounts have been reclassified to conform to 2002 presentation.